February 20, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE:           Fellows Energy Ltd.
Commission File No. 000-33321

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated February 20, 2008 regarding our Firm. We have no basis to agree or disagree with any other statements made under Item 4.01.

Regards,

By: /s/ Mendoza Berger & Company, LLP
Mendoza Berger & Company, LLP